Exhibit 10.24

BaySaver Technologies, LLC

Limited Liability Company Agreement

Organized Under the Delaware Limited

Liability Company Act

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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Signature Page
Exhibit A -	List of Members, Addresses, Agent, Etc.
Exhibit B -	List of Initial Contributions and Initial Assets
Exhibit C -	List of Assumed Liabilities
Exhibit D -	Non-Compete Agreement
Exhibit E -	License Agreement
Exhibit F1 and Exhibit F2 - Assignment Agreements
Exhibit G -	Disclosure Schedule
Exhibit H -	Form of Promissory Note
Appendix I -	Definitions
Appendix II -	Tax Provisions

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BaySaver Technologies, LLC

Limited Liability Company Agreement

This Limited Liability Company Agreement (this “Agreement”) evidences the mutual agreement of the Members (as hereinafter defined) in consideration of their contributions and promises each to the others, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. title 6, §§18-l01 et. seq., as the same may be amended from time to time (the “Act”).

ARTICLE I

ORGANIZATIONAL MATTERS; DEFINITIONS

1.1 Name. The name of the limited liability company governed hereby (the “Company”) is BaySaver Technologies, LLC. The Company may operate its business under one or more fictitious names.

1.2 Effective Date: Term. This Agreement shall become effective on July 15, 2013 or such date that both Members have executed this Agreement (“Effective Date”). The term of the Company began on June 24, 2013, the date that an executed copy of the certificate of formation required by §18-201 of the Act (“Certificate”) was filed in the office of the secretary of state of Delaware, and shall continue until terminated pursuant to the provisions of this Agreement.

1.3 Registered Office: Place of Business: Agent. The address of the registered office of the Company as required by §18-104 of the Act and the principal place of business of the Company (which need not be the same as the registered office) shall be as indicated on Exhibit A attached hereto. The Company may change the location of the registered office, establish additional offices or places of business or enter into such contracts or hire such agents in such other locations, inside and outside of Delaware, as it deems necessary or desirable in the conduct of the business of the Company. The agent of the Company for service of process, as required by §18-104 of the Act, shall be as indicated on Exhibit A, as may be amended from time to time.

1.4 Intent to Govern Activities of Company. The Members intend that the terms of this Agreement shall control all of the activities of the Company.

1.5 Definitions. Capitalized terms used in this Agreement have the meanings as defined throughout the text of this Agreement or in Appendix I. A list of defined terms, including the section of this Agreement in which the term is defined, is contained in Appendix I.

ARTICLE II

PURPOSE

2.1 Purpose. The sole purpose of the Company is to design, engineer, manufacture, market and sell water quality filters and separators used in the removal of sediment and pollution from storm water (the “Business”) anywhere in the world except in New Zealand, Australia and South Africa and to exercise all powers and engage in all activities incident to the Business. Without limiting the foregoing, but subject to the provisions of this Agreement and the License Agreement, the Company may enter into such arrangements, including the formation of subsidiaries and other legal entities, in such form and manner as may be prudent and appropriate to acquire and conduct the Business.

2.2 Contributions, Consideration and Assumed Liabilities.

(a) To commence the Business, the following occurred: (i) Thomas Pank (“Pank”) caused BaySaver Technologies, Inc. (“BTI”), a corporation that he wholly owns and which is a Member, to contribute certain assets to the Company as reflected on Exhibit B hereto, (ii) Pank caused Mid Atlantic Storm Water Research Center, Inc. (“Mid-Atlantic”), a corporation that he wholly owns and which is a Member, to contribute certain assets to the Company as reflected on Exhibit B hereto, (iii) the Company has granted BTI a perpetual, fully paid, royalty free license to use certain intellectual property for the specific purposes specified in the License Agreement attached hereto as Exhibit E; (iv) all Mid-Atlantic employees, all BTI manufacturing employees, all BTI current, existing applications and engineering and technical service staff and Meghan Witte have become employees of the Company and (v) Advanced Drainage Systems, Inc., a Delaware corporation (“ADS”), or ADS Ventures, Inc., a Delaware corporation and a wholly-owned subsidiary of ADS (“ADS/V”), have contributed to the Company (A) $3,500,000 cash, (B) the ADS Water Quality Separator Business (excluding ADS’ StormTech, FlexStorm, Nyloplast and geotextiles businesses), (C) its Hydro International (HIL) Business, (D) its inventory of BaySaver products and (E) ADS has agreed to provide at no cost to the Company back office support, systems IT, storage, engineering, technical services, sales and marketing support. Collectively, the items described in this Section 2.2(a) shall be referred to herein as the “Initial Assets”.

(b) The Company will assume only those liabilities expressly set forth on Exhibit C hereto (the “Assumed Liabilities”).

(c) In return for the contributions of the Initial Assets and the other consideration reflected in this Agreement, ADS/V shall receive 55% of the outstanding equity interests of the Company and BTI and Mid-Atlantic shall receive (i) an aggregate of 45% of the outstanding equity interests of the Company, subject to BTI’s and Mid-Atlantic’s apportionment, based upon valuation of assets contributed to the Company, and (ii) an aggregate of $3,500,000 cash, subject to BTI’s and Mid-Atlantic’s apportionment (the “Cash Payments”), which will be paid by the Company to BTI and Mid-Atlantic on the Closing Date.

ARTICLE III

MEMBERS; RIGHTS OF AND LIMITATIONS ON MEMBERS

3.1 Members. The Members are ADS/V, BTI and Mid-Atlantic. The names and addresses of the members of the Company (the “Members”), will be set forth on Exhibit A, as amended from time to time. Exhibit A also identifies the number of Units credited to each Member, and each Member’s Percentage Interest.

3.2 Major Matters. Notwithstanding the authority granted to the Board of Managers set forth in section 4.1(b), the following actions (“Major Matters”) require the approval of Members owning more than 60% of the Units:

(a) The sale, transfer, exchange, grant of perpetual licenses or other disposal of all or substantially all of the Company’s assets, including goodwill, in a single or series of related transactions, or the merger, consolidation, liquidation, dissolution or reorganization of the Company or any of its subsidiaries;

(b) The sale, transfer, exchange, grant of perpetual licenses or other disposal of any patents of the Company;

(c) The admittance of any additional Members to the Company;

(d) The acquisition of substantially all of the assets of, or any equity interest in, any Person;

(e) The taking of any action outside the ordinary course of business of the Company, or the changing of the nature or character (including without limitation through expansion or contraction) of the Business;

(f) The issuance of bonds, debentures, negotiable obligations or other similar instruments of debt, the obtaining of any loan from any Person (as defined in Appendix I) (except for trade payables) including loans from a Member, the issuance of any securities or debt convertible into securities of the Company, the guarantee of any obligations of any third parties or the assignment of the assets of the Company in trust for creditors or on the assignee’s promise to pay the debts of the Company;

(g) The entering into or approving of any transaction between the Company and any of the Members or their respective Affiliates, other than the Transaction Documents, as defined in section 14.1(a) below;

(h) Subject to section 15.1, the authorization or requirement to make contributions to capital in excess of those made prior to or on the Effective Date, or the approval of the terms of any loan from a Member or its Affiliate;

(i) The appointment or changing of the auditors or attorneys for the Company;

(j) The admittance of any assignee of a Member’s interest in the Company (other than an Affiliate) as a substituted Member pursuant to section 9.4;

(k) The making of any determination concerning the liquidation of the Company pursuant to section 11.1;

(l) The engagement of the Company in any research, engineering or development project involving any product other than products relating to the Business;

(m) The amendment of the Certificate;

(n) Approval of annual Budgets and product pricing; and

(o) The location or relocation of the Company’s offices and/or manufacturing facilities.

3.3 Actions in Writing. All actions of the Members shall be taken in writing. An action of the Members shall be effective when signed by all Members. No meeting shall be required, except as required by the Act.

3.4 Limitations on Members. No Member may:

(a) Sign for or bind the Company by virtue of being a Member (except as permitted by this Agreement) or hold itself out as an agent of another Member;

(b) Have such Member’s Capital Contribution repaid except to the extent provided in this Agreement

(c) Except as permitted by this Agreement, withdraw from the Company;

(d) Sell or assign such Member’s interest in the Company or constitute the vendee or assignee thereunder a substituted Member, except as provided in Articles VI and IX hereof;

(e) Have priority over any other Member, either as to the return of Capital Contributions or as to the allocation of Profits, Losses or the distribution of Net Income, provided that this limitation shall not apply to the repayment by the Company of loans (as distinguished from Capital Contributions) which a Member was permitted to make under this Agreement and has made to the Company; or

(f) Have any preemptive or preferential right, including any such right with respect to (i) additional Capital Contributions; (ii) issuance or sale of Units, whether unissued or hereafter created; (iii) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued Units; (iv) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (v) issuance or sale of any other securities that may be issued or sold by the Company.

3.5 Title to Property. All property owned by the Company shall be owned by the Company or a subsidiary as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes. The Company shall hold all of its property in the name of the Company or a subsidiary and not in the name of any Member.

3.6 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

3.7 Competition by Members. Contemporaneously with the execution and delivery of this Agreement, the Members, the Company, ADS and Pank have executed and delivered a Noncompetition and Confidentiality Agreement (the “Noncompete Agreement”) in the form of Exhibit D attached hereto. Except as provided in the Noncompete Agreement, the Members and their respective Affiliates shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature. In furtherance of the foregoing, it is expressly permitted that ADS/V and its Affiliates are free to manufacture, market and sell pipes and related products for any and all uses anywhere in the world, including without limitation, pipe and related products used in storm water systems. In addition, BTI and Mid-Atlantic hereby agree that ADS’ operation of its StormTech, FlexStorm, Nyloplast and geotextiles businesses and the related manufacturing and sale of products relating to these businesses and the sale of the Envirohood product line shall not be deemed a violation of this Agreement or the Noncompete Agreement; provided, however, that such existing ADS businesses shall not be permitted to develop “new products” that compete with the products sold by the Business; provided, further, that improvements to existing products shall not be deemed “new products” for this section 3.7.

3.8 Execution of Initial Documents. The Members, acting individually, shall each have the authority to execute on behalf of the Company the documents and agreements to be executed and delivered by the Company contemporaneously with the execution of this Agreement including the License Agreement, the Noncompete Agreement and the remaining Transaction Documents described in Article 13.

3.9 Opening Balance Sheet and Transfer of Inventory.

(a) On the Effective Date, the Members shall have approved the unaudited opening balance sheet of the Company as of the Effective Date (the “Company Balance Sheet”). The Company Balance Sheet will reflect the Initial Assets and the Assumed Liabilities (if any) as of the Effective Date.

(b) Within fifteen (15) days following the Effective Date, BTI will transfer to the Company all of BTI’s existing inventory, including work-in-process and finished goods, at cost, with payment to be made by the Company to BTI at the time that the Company sells the applicable inventory and BTI shall provide the Company with all necessary information and documentation relating to the same.

ARTICLE IV

BOARD OF MANAGERS;

RIGHTS, POWERS AND DUTIES; VOTING;

OTHER MATTERS CONCERNING MEMBERS

4.1 Board of Managers.

(a) Except as expressly provided otherwise in this Agreement or any mandatory provisions of the Act, the Members shall cause the affairs of the Company to be managed through a Board of Managers (the “Board of Managers”). The Board of Managers shall be comprised of four representatives (each, a “Representative” and together the “Representatives”), two appointed by ADS/V (the “ADS/V Representatives”), and two appointed jointly by BTI and Mid-Atlantic (the “BTI/Mid-Atlantic Representatives”). Each Member shall designate its Representatives, and shall have the authority to remove and replace its Representatives at any time and from time to time upon written notice thereof to the other Members. The initial ADS/V Representatives will be Mark B. Sturgeon and Ronald R. Vitarelli, and the initial BTI/Mid-Atlantic Representatives will be Thomas Pank and Steve Gaines. No Representative shall be entitled to compensation for serving in such capacity. The Representative will be elected every two years and the same Representatives may serve consecutive terms.

(b) The Board of Managers will have an executive committee comprised of two Representatives and ADS/V shall select one member of the executive committee and BTI and Mid-Atlantic shall jointly select one member of the executive committee.

(c) Except for the Major Matters, the Board of Managers shall have full and complete authority, power and discretion to manage and control the Business, affairs and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives, within the terms of and limitations set forth by this Agreement. No one Representative may take or effect any action on behalf of the Company or otherwise bind the Company in the absence of a formal delegation of authority by the Board of Managers to such Representative, except as otherwise permitted by this Agreement. Unless authorized to do so by this Agreement or by the Board of Managers, no Member, Officer, attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company.

4.2 Meetings.

(a) The approval of the Board of Managers of any action on behalf of the Company shall be evidenced by minutes of a meeting of the Board of Managers properly noticed and held as provided in section 4.2(b) or by an action in writing signed by all of the Representatives. For this purpose, an email received by the Company from a Representative confirming such Representative’s approval of an action in writing shall be treated as the signature of such Representative.

(b) The Board of Managers shall hold at least three (3) meetings per Fiscal Year (as defined in section 8.1), which meetings shall be held on such dates as are determined by the Board of Managers. Unless otherwise determined by the Board of Managers, the meeting location for each regular meeting shall be the principal office of the Company. All other meetings shall be held at a location to be agreed upon by the Board of Managers. Except as provided in this section 4.2, the secretary of the Board of Managers shall give notice of all meetings and the place, date and time for holding such meetings to each Representative in person, by mail, by email or by facsimile, at least three (3) business days prior to the time fixed for the meeting. Any Member may call additional meetings of the Board of Managers at any time upon at least seven (7) days written notice to the other Members and all Representatives. Four Representatives must be present to constitute a quorum at any such meeting. The transaction of any meeting of the Board of Managers, however called or noticed or wherever held, is as valid as though such meeting had been duly held after regular call and notice, if a quorum is present, or if, either before or after the meeting, each of the Representatives not present signs a written waiver of notice or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals must be filed with the Company’s records or made a part of the minutes of the meeting. Any Representative may participate in a meeting of the Board of Managers by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting by means of such equipment will constitute presence in person at such meeting. A BTI/Mid-Atlantic Representative shall serve as chairman of each meeting of the Board of Managers during the two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “First Two-Year Period”), and an ADS/V Representative shall serve as chairman of each meeting of the Board of Managers during the two-year period commencing on the second anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date (the “Second Two-Year Period”). Thereafter, the chairmanship shall rotate between the BTI/Mid-Atlantic Representatives and the ADS/V Representatives every two (2) years. The chairman shall be responsible for the organization and conduct of the meeting in accordance with rules and procedures prescribed by this Agreement and any By-laws of the Company. An ADS/V Representative shall serve as secretary of each meeting of the Board of Managers during the First Two-Year Period and a BTI/Mid-Atlantic Representative shall serve as secretary of each meeting of the Board of Managers during the Second Two-Year Period. Thereafter, the secretary of the Board of Managers shall rotate between the ADS/V Representative and the BTI/Mid-Atlantic Representative every two (2) years. The secretary shall promptly prepare minutes of actions taken at each meeting of the Board of Managers, and once such minutes are certified by the Board of Managers, shall file such minutes with the Company’s records.

(c) At any meeting at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the total authorized number of Representatives, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or this Agreement.

4.3 Proxies. Each Representative may grant a proxy to vote to another Representative appointed by the same Member.

4.4 Appointment of Officers: Delegation of Authority. In connection with the management of the Business and affairs of the Company, the Board of Managers shall have the responsibility and authority to hire and fire Officers of the Company and its subsidiaries, and delegate to Officers limited power and authority, including the authority to hire and fire employees of the Company and its subsidiaries (except with respect to the matters reserved for decision by the Members or the Board of Managers under section 3.2 or elsewhere in this Agreement), to do all things and on such terms as they, in their reasonable discretion and subject to the terms of this Agreement, deem necessary or appropriate to conduct the Business and to exercise all powers and to effectuate the purpose set forth in section 2.1. Without limiting the generality of the foregoing, the Board of Managers has delegated to the Officers responsibility for, and hereby mandate that the Officers shall cause the Company to take, the actions set forth in section 5.2.

4.5 Exculpation of Members, Representatives and Officers. In carrying out their duties hereunder, the Members, Representatives, Officers, the chairman of the Board of Managers and the secretary of the Board of Managers shall not be liable to the Company or to any other Member for their good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for their own fraud, bad faith, willful misconduct or gross negligence in the performance of their obligations under this Agreement. A Member, Representative, Officer, the chairman of the Board of Managers or the secretary of the Board of Managers shall not be liable when relying in good faith upon the records of the Company and on the information, opinions, reports or statements presented to the Company by its other Representatives, Members, Officers, agents or employees, or any other Person concerning matters which the Member, Representative, Officers, chairman of the Board of Managers or secretary of the Board of Managers reasonably believes are within such other Person’s professional or expert competence, and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements concerning the value and amount of the assets, liabilities, profits or losses of the Company or other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

4.6 Resignation and Removal of Representative

(a) Any Representative of the Company may resign at any time by giving written notice to the Member(s) who appointed him. The resignation of any Representative shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) No Representative may be removed except by the Member(s) that appointed him. Upon any resignation or removal of a Representative, the Member(s) that appointed such Representative shall be entitled to appoint such Representative’s successor.

4.7 Tax Elections: Tax Matters Member. ADS/V will be the “Tax Matters Member” and shall make and determine all elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or “Treas. Reg.”) issued thereunder. Further provisions concerning the Tax Matters Member are set forth in Appendix II and shall apply for all purposes of this Agreement.

4.8 Voting. Except as otherwise herein specified, all determinations affecting the conduct of the affairs of the Company shall be the vote of the Board of Managers. Each representative shall be entitled to vote one (1) vote, which shall be of equal weight to each other Voting Partner’s vote.

ARTICLE V

RIGHTS, POWERS AND DUTIES OF OFFICERS

5.1 Officers. The Company will have a general manager and such other officers as the Board of Managers may from time to time appoint (the “Officers”), who will be responsible for the daily operations of the Company, subject to the Budget, the strategic direction established by the Board of Managers and the authority maintained by the Members and the Board of Managers in this Agreement. The general manager shall not be a member of the Board of Managers. The initial general manager shall be Dan Hurdis.

5.2 Rights and Responsibilities of Officers.

(a) The Board of Managers shall determine the duties and responsibilities of each of the Officers which may include the following actions, which actions are not exhaustive and are merely provided below by way of illustration and not by way of limitation:

(i) Maintain at the principal place of business of the Company all of the records required to be maintained by §18-305 of the Act, which shall be subject to inspection and copying at the reasonable request and expense of any Member (or its duly authorized representative) during ordinary business hours;

(ii) On the Effective Date with respect to the current Fiscal Year, and by no later than sixty (60) days prior to the beginning of each Fiscal Year thereafter, prepare and submit to the Board of Managers a proposed annual Budget;

(iii) By the tenth (10th) business day of each month provide to the Representatives a written report concerning operations for the previous calendar month, in a format to be agreed upon by the Board of Managers;

(iv) Cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the Act and under the laws of the jurisdictions in which the Company transacts business;

(v) Cause Exhibit A to be amended from time to time as required by this Agreement, and upon each such amendment designate at the top of such Exhibit that it is an “Amended Exhibit A,” and indicate immediately under such designation the effective date of such amendment; and

(vi) Make any expenditures or other payments (including the execution of checks) within the terms and as permitted by this Agreement.

(b) “Budget” means the separate operating budget and capital budget of the Company for any Fiscal Year which is, or is deemed to be as provided in this section 5.2(b), in effect, which Budget shall be in such format and include such detail as specified by the Board of Managers and will include (i) an income statement which will show in reasonable detail the revenues, and expenses projected for the Business for such Fiscal Year (specifically and without limitation including the projected sales of the Business for the Fiscal Year), (ii) a cash flow statement which will show in reasonable detail the receipts and disbursements projected for the Business for such Fiscal Year, (iii) a balance sheet projected for the Business as of the end of such Fiscal Year, (iv) a capital improvements budget projected for the Business for such Fiscal Year, and (v) any contemplated borrowings for the Business for such Fiscal Year. The Members shall approve the Budget for the current Fiscal Year as of the Effective Date, and the Board of Managers shall use their best efforts to approve the proposed annual Budget each Fiscal Year thereafter within thirty (30) days after it is prepared and submitted by the Officers pursuant to section 5.2(a)(v). If the Board of Managers does not approve a proposed Budget prior to the start of the Fiscal Year to which the Budget relates, until such Budget is approved and substituted therefor, the Company shall be operated pursuant to the current Budget approved, with only such increases in operating expenses as are required under contractual arrangements or beyond the control of the Company, and shall make capital expenditures only with respect to projects approved in a previously approved Budget or which are required by law or necessary to assure the health and safety of the employees.

(c) No Member, Representative or Officer shall take any action contrary to section 3.2 or any policies established thereunder.

5.3 Salaries. The salaries and other compensation and other terms and conditions of employment of the Officers of the Company, including the initial general manager, shall be fixed from time to time by the Board of Managers, subject to the terms of any written employment agreement between an Officer and the Company.

5.4 Resignation. Subject to the terms of any written employment agreement between an Officer and the Company, any Officer may resign at any time by delivering notice to the Board of Managers, or the Secretary of the Board of Managers, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

5.5 Removal. Subject to the terms of any written employment agreement between an Officer and the Company, any Officer may be removed at any time, with or without cause, by the Board of Managers.

5.6 Vacancies. Any vacancy in any office because of the death, resignation, removal, increase in the number of offices of the Company or otherwise shall be filled by the Board of Managers, and the Officer so elected shall hold office until his successor is chosen and qualified, or until his death, resignation or removal.

ARTICLE VI

PUT-CALL RIGHTS AND CHANGE IN CONTROL PROVISIONS

6.1 Put-Call Rights.

(a) Except as provided in section 6.2 hereof, from the Effective Date through March 31, 2016, no Member shall have any put-call rights.

(b) At any time during Fiscal Year 2017 (April 1, 2016 through March 31, 2017), BTI and Mid-Atlantic shall have the right to put all of their Units to ADS/V at a per Unit price equal to the Company’s Fiscal Year 2016 EBITDA (based upon the final audited EBITDA of the Company) multiplied by 7 and then divided by the total number of outstanding Units of the Company to determine the per Unit price.

(c) At any time after the end of Fiscal Year 2017, BTI and Mid-Atlantic shall have the right to put all of their Units to ADS/V at a per Unit price equal to EBITDA for the Company’s most recent completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) multiplied by 6 and then divided by the total number of outstanding Units of the Company to determine the per Unit price.

(d) At any time after the end of Fiscal Year 2016 (April 1, 2015 through March 31, 2016), ADS/V shall have a call right requiring BTI and Mid-Atlantic to sell all of their Units to ADS/V upon the earlier to occur of the following: (i) the Company generating $5,000,000 EBITDA during any completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) or (ii) the completion of Fiscal Year 2018. The per Unit purchase price for this call right shall be (i) if the call right is exercised prior to April 1, 2017, EBITDA for the Company’s most recent completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) multiplied by 7 and then divided by the total number of outstanding Units of the Company to determine the per Unit price or (ii) if the call right is exercised on or after April 1, 2017, EBITDA for the Company’s most recent completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) multiplied by 6 and then divided by the total number of outstanding Units of the Company to determine the per Unit price. For purposes of Calculating EBITDA, annual research and development expenses of the Company in excess of $100,000 will be added back to EBITDA.

(e) At the closing of any of the transactions contemplated in section 6.1 hereof, BTI and Mid-Atlantic shall sell, transfer and assign to ADS/V all right, title and interest in and to BTI’s and Mid-Atlantic’s Units and all of their respective interests with respect to the Company, free and clear of all liens, claims and encumbrances, with customary fundamental representations addressing authority to transfer the Units and interests and lack of knowledge of any adverse claims not known by ADS/V. BTI and Mid-Atlantic shall execute all documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and to carry out the purposes of this provision. ADS/V shall pay for such Units in cash or immediately available Federal funds, at the direction of BTI and Mid-Atlantic. The closing of such transactions shall occur as soon as practicable but in no event more than thirty (30) days after the put or call rights are initiated by written notice.

6.2 Change in Control.

(a) Except for a transaction which is permitted under Section 9.3 hereof, if BTI or Mid-Atlantic experiences a Change in Control (as defined in Appendix I) at any time during the term of this Agreement, such Member shall promptly provide written notice to the other Members of such Change in Control and provide reasonable details of such Change in Control. If a Change in Control of BTI or Mid-Atlantic occurs at any time following the Effective Date, BTI or Mid-Atlantic (as the case may be) shall send written notice as soon as possible to ADS/V, and ADS/V shall have the right, but not the obligation, at any time, by delivering written notice (the “ADS/V Notice of Election”) thereof to BTI and Mid-Atlantic, to purchase all of BTI’s and Mid-Atlantic’s Units then owned for a per Unit purchase price equal to: (i) if the Change in Control occurs prior to April 1, 2017, EBITDA for the Company’s most recent completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) multiplied by 7 and then divided by the total number of outstanding Units of the Company to determine the per Unit price (ii) if the Change of Control occurs on or after April 1, 2017, EBITDA for the Company’s most recent completed Fiscal Year (based upon the final audited EBITDA of the Company for such Fiscal Year) multiplied by 6 and then divided by the total number of outstanding Units of the Company to determine the per Unit price. The closing of the purchase and sale of Units pursuant to the above procedures shall occur as soon as possible but in no event later than thirty (30) days after the date of the ADS/V Notice of Election.

(b) if ADS experiences a Change in Control (as defined in Appendix I) at any time prior to April 1, 2016, then ADS shall promptly provide written notice to BTI and Mid-Atlantic of such Change in Control. In such case, BTI and Mid-Atlantic shall have the right, but not the obligation, for a period to extend for thirty (30) days after the date of the ADS notice of Change of Control to put all of their Units to ADS/V (the “BTI/Mid-Atlantic Notice of Election”) at a per Unit price equal to (i) the greater of (A) EBITDA for the immediately trailing twelve (12) month period prior to the date of the Change of Control or (B) EBITDA for the most recently completed fiscal quarter of the Company multiplied by 4, (ii) multiplied by 8, and then (iii) divided by the total number of outstanding Units of the Company to determine the per Unit price. The closing of the purchase and sale of Units pursuant to the above procedures shall occur as soon as possible but in no event later than thirty (30) days after the date of the BTI/Mid-Atlantic Notice of Election.

(c) At the closing of any of the transactions contemplated in section 6.2 hereof, BTI and Mid-Atlantic shall sell, transfer and assign to ADS/V all right, title and interest in and to BTI’s and Mid-Atlantic’s Units and all of their respective interests with respect to the Company, free and clear of all liens, claims and encumbrances, with customary fundamental representations addressing authority to transfer the Units and interests and lack of knowledge of any adverse claims not known by ADS/V. BTI and Mid-Atlantic shall execute all documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and to carry out the purposes of this provision. ADS/V shall pay for such Units in cash or immediately available Federal funds, at the direction of BTI and Mid-Atlantic.

6.3 Effect of Exercise of Put or Call Rights.

(a) Following the consummation of the closing of the sale of BTI’s and Mid-Atlantic’s Units and interest in the Company to ADS/V under section 6.1 or section 6.2 hereof, with respect to BTI, Mid-Atlantic and Pank, the noncompetition and non-solicitation covenants and confidentiality obligations contained in the Noncompete Agreement shall be effective for the periods therein provided.

(b) In the event that ADS/V, or BTI and Mid-Atlantic, exercise their call rights or put rights under section 6.1 or Section 6.2 hereof, respectively, then prior to effecting the sale of membership interests pursuant to such exercise, the Company shall distribute to the Members pursuant to section 8.5 all of the Net Income of the Company received in the months of the Fiscal Year of exercise that end prior to the month of the exercise.

ARTICLE VII

COMPANY CAPITAL; ADVANCES BY MEMBERS; LOANS BY MEMBERS

7.1 Capital Contributions. The initial capital contributions of the Members are specified in Section 2.2 and Exhibit B hereto. The capital contributions made by the Members, together with any additional permitted contributions to the capital of the Company (the “Capital Contributions”) shall be credited to the Members’ Capital Accounts maintained by the Company in accordance with section 8.3.

7.2 Loans by Members.

(a) Within ten (10) days after the Effective Date, ADS shall loan the Company the sum of $100,000 to be used for general working capital purposes. Such loan and any additional loans shall be evidenced by a Promissory Note dated as of the date of the loan in the form set forth at Exhibit H.

(b) The Members agree that it is generally intended that ADS will supply the reasonable operating capital needs of the Company pursuant to the terms of this Section 7.2(b) upon terms and conditions and in amounts approved by the Board of Managers. Any such loan shall bear interest at an annual rate equal to the prime rate published in The Wall Street Journal (or, in the event The Wall Street Journal discontinues publication, the rate announced as the “prime rate” in another financial publication of national circulation mutually agreeable to the Members) as the base rate on corporate loans at large U.S. money center commercial banks, as in effect as of the first business day of each month, and shall be repaid prior to any cash distribution as set forth in section 8.5 and, in the case of liquidation in accordance with the provisions of section 11.2. Any Member making any loan to the Company pursuant to this section 7.2(b) shall be, with respect to the Company’s obligation to repay such loan, considered for purposes of such loan as a general creditor of the Company and not as a Member. Any loan made by a Member to the Company is for the benefit of the Company only and not for the benefit of any creditor of the Company or other third party and may not be enforced by any creditor or other third party.

7.3 Additional Capital Contributions. Subject to section 15.1, a Member shall be required to contribute additional capital to the Company equal to its Percentage Interest of any amounts approved by Members, as provided in section 3.2(g). Except as provided in the preceding sentence, no Member is permitted or required to make additional Capital Contributions to the Company. The obligation of the Members to make additional Capital Contributions is for the benefit of the Company only and not for the benefit of any creditor of the Company or other third party and may not be enforced by any creditor or other third party.

7.4 No Return of Contributions. Anything in this Agreement to the contrary notwithstanding, the Members will not be personally liable for the return of the Capital Contribution of a Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member may not demand or receive property other than cash in return for its contribution, except as permitted by section 11.2(c) of this Agreement. No Member shall be entitled to interest on its Capital Contribution.

7.5 No Partition of Company Property. Each of the Members hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Company property or to compel any sale thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisement of the Company assets or sale of a Member’s interest therein, provision for which is made in the Act, or on account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisement of Company assets or sale of a Member’s interest therein, are hereby waived and dispensed with.

ARTICLE VIII

FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND

LOSSES; DISTRIBUTIONS; TAX PROVISIONS

8.1 Fiscal Year. The fiscal year (“Fiscal Year”) of the Company will be the year ending March 31, unless a different year is required for income tax purposes.

8.2 Method of Accounting. The Company books will be kept in accordance with generally accepted accounting principles, and, subject only to this limitation, as the Board of Managers determines in accordance with section 4.1(a).

8.3 Maintenance of Capital Accounts. The Company shall maintain a capital account (“Capital Account”) for each Member in accordance with Treas. Reg. §1.704-l(b)(2)(iv). The Capital Account of each Member will also be (a) credited with the amount of any additional Capital Contributions made by such Member (including any deemed contributions pursuant to Treas. Reg. §l.704-l(b)(2)(iv)(c)), (b) credited with the amount of any Profits and any other items of income or gain allocated to such Member, (c) debited by the amount of any Losses and any other items of loss or deduction allocated to such Member, and (d) debited with the amount of all actual and deemed distributions made to such Member. Any contribution or distribution of property in kind will be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property or that the Company or a Member, respectively, is considered to assume or take subject to under Code Section 752. Upon adjustment to the adjusted tax basis of Company property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Members will be adjusted as provided in Treas. Reg. §1.704-1(b)(2)(iv)(m). The manner in which Capital Accounts are to be maintained pursuant to this section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder, and the provisions herein regarding maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations. If the Tax Matters Member reasonably determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this section should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this section, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not alter the economic agreement between or among the Members as set forth in this Agreement.

8.4 Allocation of Profits and Losses.

(a) Profits and Losses for each Fiscal Year shall be allocated to the Members in accordance with the Members’ Percentage Interests. The term “Percentage Interests” means the percentage interest of any Member in the Company determined by dividing the number of Units held by such Member by all outstanding Units of Company interest. “Units” is a term used in this Agreement for purposes of making allocations and determining certain votes; the number of Units allocated to each Member is indicated on Exhibit A. Units do not represent a Member’s interest in the capital of the Company, which is determined solely by a Member’s Capital Account.

(b) The special allocations set forth in Appendix II shall be made prior to the allocations under this section.

(c) “Profits” and “Losses” mean an amount equal to the Company’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Profits and Losses pursuant to this definition will be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) or not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Company asset is adjusted pursuant to Appendix II, section 3.0(b), (c) or (d) hereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset will be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation will be taken in lieu of a deduction for depreciation, amortization or cost recovery allowable for federal income tax purposes for such Fiscal Year; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such item will be treated as an item of gain or loss from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to Appendix II will not be taken into account in computing Profits and Losses. “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for federal income tax purposes for such Fiscal Year, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation means an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a Fiscal Year, Depreciation will be determined by the Board of Managers by using any reasonable method.

8.5 Distribution of Net Income. Subject to the approval of the Board of Managers, the Company shall distribute 80% of the Company’s Net Income to the Members no later than May 15 of each year or earlier if possible in accordance with their respective Percentage Interests. Thereafter, the balance of the Company’s Net Income, less any amount that the Board of Managers determines the Company needs to retain for investment in its Business, shall be distributed to the Members in accordance with their respective Percentage Interests. Amounts withheld pursuant to Code Sections 1441, 1442, 1445 or 1446 with respect to any Member shall be treated as amounts distributed to such Member on the date each such withholding is made for all purposes of this Agreement and shall be credited against amounts otherwise distributable to such Member pursuant to this Agreement.

8.6 Liability of Member for Return of Distribution. Each Member understands that it may be liable to the Company for the return of any cash or other property it receives in violation of §18-607 of the Act. A Member shall not otherwise be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise.

8.7 Tax Provisions. The provisions set forth in Appendix II shall apply for all purposes of this Agreement.

ARTICLE IX

TRANSFER OF COMPANY INTERESTS

9.1 No Transfer of Company Interest. Except as otherwise specifically provided in this Agreement, no Member may offer to sell, sell, assign, pledge, hypothecate or in any manner transfer or otherwise dispose of (together, a “Transfer”) all or any portion of its Units. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void ab initio and of no force or effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the purposes of this Agreement and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each other Member (and each other Member’s successors and permitted assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement

9.2 Compliance with Securities Act of 1933. No Member’s Units have been registered under the Securities Act of 1933, in reliance upon the exemption provided in Section 4(2) of such act. Notwithstanding any other provisions in this Agreement, a Member may not Transfer its Units unless, at the expense of the transferring Member, the Company has received an opinion of counsel for the Company or counsel acceptable to its counsel, to the effect that such Transfer is exempt from registration under the Securities Act of 1933 and is in compliance with all applicable federal and state securities laws and regulations. The Board of Managers may, in its sole discretion, waive the requirements of this section with respect to the Transfer of any Units, but any such waiver will not constitute a waiver of any subsequent Transfer of such interest or the Transfer of any other Units.

9.3 Transfer of Interest to Affiliates. Notwithstanding sections 6.2, 9.1 and 9.4 hereof, any Member may Transfer all or any portion of its Units to an Affiliate, provided that such Affiliate agrees in writing to be bound by all terms of this Agreement and the Noncompete Agreement and in such case such Affiliate shall become a Member.

9.4 Admission of Transferee as Substituted Member. Except as otherwise provided in this Agreement, any assignment of a Member’s Units shall require the prior written consent of all Members. Any permitted assignee of a Member’s Units shall not become a substituted Member unless and until the Board of Managers consents in writing to such substitution, which consent may be arbitrarily withheld. If a Member assigns all or any part of its Units in the Company in violation of this section (including an assignment of the Member’s economic interest therein), the transferor Member will have no rights of a Member under the Act with respect to the Units so transferred, and the Member’s transferee may not: (a) require any accounting of the Company’s transactions; (b) inspect the Company’s books and records; (c) require any information from the Company; or (d) exercise any privilege or right of a Member which is not specifically granted to a non-substituted transferee of a limited liability company interest under the Act

9.5 Allocations and Distributions with Respect to Transferred Interests. If any Transfer of any Units in the Company permitted by this Agreement occurs during a Fiscal Year (whether or not the assignee is admitted as a substituted Member), then all allocations of Profits and Losses attributable to the Units subject to the Transfer for such year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the Board of Managers which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Income made prior to the effective date of any such Transfer will be made to the transferor and any such distributions made after the effective date of such Transfer will be made to the transferee.

ARTICLE X

WITHDRAWAL, BANKRUPTCY OR LIQUIDATION

OF MEMBERS

10.1 Withdrawal of Member. A Member may not withdraw from the Company.

10.2 Bankruptcy, Liquidation, Etc., of a Member. A Member will not cease to be a Member by reason of the items listed in § 1 8-304(a)(1) through (6) of the Act. The happening of any such event will not operate to cause the dissolution of the Company.

10.3 Bankruptcy of Member. Upon the bankruptcy of a Member and after such time as the Company has received written notice thereof, the authorized representative of such Member will have all of the rights of a Member for the purposes of effecting the orderly winding up and disposition of the affairs of such Member.

ARTICLE XI

TERMINATION, DISSOLUTION AND LIQUIDATION OF THE

COMPANY

11.1 Events of Dissolution. Upon the occurrence of any event described herein which causes dissolution of the Company and the failure of the Members to elect to continue the Company, or upon the unanimous determination by the Members that it is no longer profitable, feasible or advantageous to operate the business of the Company, provided that a Member has not exercised its right to purchase the other Member’s Units and interest with respect to the Company pursuant to section 6.1, the Company shall be dissolved and liquidated in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each of the Members covenants and agrees with the other that neither Member shall apply to any court for dissolution of the Company within the first twenty-four (24) months following the Effective Date.

11.2 Liquidation.

(a) Upon the dissolution of the Company, the Members (the “Liquidating Members”), or the Liquidating Trustee appointed in accordance with section 11.3, shall cause to be made an accounting of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution, and shall take any necessary action to liquidate the Company. The liquidation proceeds will be applied in the following order:

(i) To creditors in order of priority as provided by law, except for any indebtedness owing to any Member.

(ii) To the establishment of any reserves that may be deemed by the Liquidating Members or the Liquidation Trustee to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(iii) To the Members in satisfaction of any indebtedness owing to them; and

(iv) To the Members in accordance with their positive Capital Account balances.

(b) Upon liquidation of the Company, no Member will be required to contribute any amount to the Company solely because of a deficit balance in its Capital Account and any such deficit balance will not for any purpose be considered an asset of the Company.

(c) For purposes of the liquidation of the Company assets, the discharge of its liabilities and the distributions of the remaining funds among the Members as above described, the Liquidating Members or Liquidating Trustee may on behalf of the Company sell, convey, exchange or otherwise transfer the assets of the Company for such consideration and upon such terms and conditions as it deems appropriate. The Liquidating Members or the Liquidating Trustee, in its sole discretion, may make distributions in kind to Members. A reasonable time will be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities of the Company to creditors to enable the Company to minimize normal losses during a liquidation period.

11.3 Election of Liquidating Trustee. The Liquidating Members may elect, by a unanimous vote, one of the Representatives or any other person, firm or corporation of their choice to act as liquidating trustee (the “Liquidating Trustee”) in the liquidation of the Company business in accordance with the provisions of this Article.

11.4 Statements. The Company’s auditor shall furnish each of the Members with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. When the Liquidating Members or the Liquidating Trustee has complied with the distribution plan set forth in this Article XI, the Liquidating Members or the Liquidating Trustee, as the case may be, shall execute and cause to be filed a certificate of dissolution of the Company.

ARTICLE XII

AMENDMENT OF THE AGREEMENT

12.1 Ordinary Course Amendments. This Agreement may be amended by the Board of Managers provided that such amendment is:

(a) For the purpose of amending Exhibit A in order to recognize the substitution or deletion of a Member in accordance with the provisions of this Agreement;

(b) For the purpose of reflecting a change in the amount or character of the Capital Contribution of any Member; or

(c) In the opinion of counsel for the Company, necessary or appropriate to satisfy current requirements of the Code with respect to partnerships or any federal or state securities laws or regulations.

Any amendment made pursuant to subsection (c) may be made effective as of the date of this Agreement. All Members must be notified as to the substance of any amendment to this Agreement and upon request will be furnished a copy thereof.

12.2 Other Amendments. All other amendments to this Agreement require the unanimous written consent of the Members.

ARTICLE XIII

ADDITIONAL COVENANTS; OTHER AGREEMENTS

13.1 Offers of Employment. The Company may offer employment and employee benefits to employees upon terms and conditions approved by the Board of Managers from time to time.

13.2 Noncompete Agreement. Contemporaneously with the execution of this Agreement, the Company and Pank shall enter into an Noncompete Agreement in the form attached as Exhibit D.

13.3 License Agreement. Contemporaneously with the execution of this Agreement, the Company and BTI shall enter into an intellectual property license agreement in the form attached as Exhibit E (the “License Agreement”).

13.4 Assignment Agreements. Contemporaneously with the execution of this Agreement, the Company and BTI shall enter into the Assignment Agreements in the forms attached hereto as Exhibit F1 and Exhibit F2 (the “Assignment Agreements”).

13.5 AccuBid Right to Purchase. For as long as AccuBid Civil Construction, Inc., located at 1010 Deer Hollow Road, Mt. Airy, Maryland 21771, is under the control of Pank (as “Control” is defined in Appendix I hereto), AccuBid shall have the right to purchase products manufactured by the Company from the Company at cost (including reasonable allocations for overhead) for the sole purpose of direct installation on AccuBid’s construction projects but for no other purposes.

13.6 Lease of Manufacturing Facility. The Company will either assume BTI’s current lease of its manufacturing facility or the Company and the current landlord of BTI’s manufacturing facility will enter into a new lease on market terms. BTI and Mid-Atlantic will use reasonable commercial efforts to assist the Company in these matters.

13.7 Company Sales Channels. The Members hereby agree that the Company may sell its products to any customers and may sell the products directly to customers (primarily through distribution except that unless all of the Members otherwise agree in writing, the Company will not sell any products to Contech Engineering Solutions, LLC, 9025 Centre Pointe, Westchester, Ohio 45069.

13.8 BTI Name Change. Within fifteen (15) days after the Closing, BTI shall change its name and thereafter none of BTI, Mid-Atlantic, Pank or any of their Affiliates shall use the BaySaver name, trade name, brand and/or marks or any confusingly similar name in any manner whatsoever.

13.9 Commissions. The Company shall pay ADS commissions equal to: (i) 4% of all sales by the Company made during the first 12 months of the term of this Agreement, and (ii) 3% of all sales by the Company made on any date after the first 12 months of the term of this Agreement. The commissions shall be paid on a monthly basis in a manner approved by the Board of Managers. One hundred percent (100%) of the commission payments received by ADS will be paid by ADS to members of ADS’ sales force and ADS’ independent sales agents who actually made the sales that resulted in the commission; provided that ADS will withhold amounts from any such payment as required by applicable law.

13.10 Services. From time to time, the Board of Managers may approve the provision of services from a Member to the Company on terms and conditions approved by the Board of Managers.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Representations and Warranties of ADS/V. ADS/V hereby represents and warrants to BTI and Mid-Atlantic as follows as of the Effective Date:

(a) ADS/V Corporate Existence and Power. ADS/V is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated herein (collectively, the “Transaction Documents”) and to perform all of its obligations thereunder, and no consent or approval of any other person or governmental authority is required therefor. The execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated thereby have been duly authorized by all necessary action of ADS/V. This Agreement and the Transaction Documents are valid and binding obligations of ADS/V, and are enforceable against it in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Non-contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation by ADS/V of the transactions contemplated thereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under or cause the termination of (i) the certificate of incorporation or bylaws of ADS/V, (ii) any agreement, mortgage, license, permit or other instrument or obligation to which ADS/V is bound or (iii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

(c) Properties; Assets; Liens.

(i) All of the assets contributed by ADS and ADS/V to the Company are free and clear of any and all liens, claims or encumbrances or restrictions on transfer except as disclosed in section 14.1(c) of Exhibit G.

(ii) There is no violation of any law, regulation or ordinance relating to the any of the assets contributed by ADS or ADS/V.

(iii) There are no pending or, to the knowledge of ADS or ADS/V, after due inquiry, threatened, proceedings, lawsuits, or administrative actions relating to the assets contributed by ADS or ADS/V, except as set forth in section 14.1(c) of Exhibit G.

(iv) The assets contributed by ADS or ADS/V are free from material defects, have been consistently maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

(d) Assumed Liabilities. The Company shall have no responsibility for, any liabilities or obligations of ADS or ADS/V or any of their Affiliates of any nature whatsoever which are not specifically included in the Assumed Liabilities.

(e) Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon ADS or ADS/V that has or could reasonably be expected to have the effect of prohibiting any business practice of the Company, any acquisition of property by the Company or the operations of the Company either before or after the Effective Date.

(f) Compliance with Laws. Except for violations which will not have, individually or in the aggregate, a material adverse effect on the Company, neither ADS nor ADS/V is in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

(g) Disclosure. To the knowledge of ADS/V, no representation or warranty in this section 14.1 or any Exhibit hereto or other Transaction Document contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

(h) Finders’ Fees. ADS/V has not employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

14.2 Representations and Warranties of BTI and Mid-Atlantic. BTI and Mid-Atlantic each hereby severally represent and warrant to ADS/V as follows as of the Effective Date, except as disclosed in Exhibit G:

(a) BTI and Mid-Atlantic Corporate Existence and Power. BTI and Mid-Atlantic are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland and each has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform all of its respective obligations thereunder, and no consent or approval of any other person or governmental authority is required therefor. Pank is the sole shareholder of BTI and Mid-Atlantic. The execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated thereby have been duly authorized by all necessary action of BTI and Mid-Atlantic. This Agreement and the Transaction Documents are valid and binding obligations of BTI and Mid-Atlantic, and are enforceable against each of them in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation by BTI and Mid-Atlantic of the transactions contemplated hereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under or cause the termination of (A) the certificate of incorporation or bylaws of BTI or Mid-Atlantic, (B) any agreement, mortgage, license, permit or other instrument or obligation to which BTI or Mid-Atlantic or any of their Affiliates is bound or (C) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

(c) Certain Interests. Neither BTI nor Mid-Atlantic nor any of their Affiliates (i) is a party to or has an interest in any material contracts or other arrangements relating to the Business or the Company, except as set forth in Article 13 or in section 14.2(c) of Exhibit G, or (ii) has any interest in any material property, real or personal, tangible or intangible, including Intellectual Property Rights, used in or pertaining to the Company, other than the Initial Assets and the assets being licensed to the Company pursuant to the License Agreement. Section 14.2(c) of Exhibit G sets forth a list or description of each material arrangement through which the Company acquires from BTI or Mid-Atlantic or any Affiliates of BTI or Mid-Atlantic any goods, properties or services.

(d) Properties; Assets; Liens.

(i) All of the assets contributed by BTI and Mid-Atlantic to the Company are free and clear of any and all liens, claims or encumbrances or restrictions on transfer except as disclosed in section 14.2(d) of Exhibit G.

(ii) There is no violation of any law, regulation or ordinance relating to the any of the assets contributed by BTI or Mid-Atlantic.

(iii) There are no pending or, to the knowledge of BTI or Mid-Atlantic, after due inquiry, threatened, proceedings, lawsuits, or administrative actions relating to the assets contributed by BTI or Mid-Atlantic, except as set forth in section 14.2(d) of Exhibit G.

(iv) The assets contributed by BTI and Mid-Atlantic are free from material defects, have been consistently maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

(e) Assumed Liabilities. The Company shall have no responsibility for, any liabilities or obligations of BTI or Mid-Atlantic or any of their Affiliates of any nature whatsoever which are not specifically included in the Assumed Liabilities.

(f) Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon BTI or Mid-Atlantic or any of their Affiliates that has or could reasonably be expected to have the effect of prohibiting any business practice of the Company, any acquisition of property by the Company or the operations of the Company either before or after the Effective Date.

(g) Contracts. Section 14.2(g) of Exhibit G lists each of the contracts and agreements that comprises part of the Initial Assets (collectively, the “Contracts”). To the knowledge of BTI and Mid-Atlantic, except as disclosed in section 14.2(g) of Exhibit G, each Contract: (i) is valid and binding on the Company and (ii) is in full force and effect. Neither BTI nor Mid-Atlantic is in material breach of, or material default under, any Contract. To the knowledge of the BTI and Mid-Atlantic, no other party to any Contract is in breach thereof or default thereunder.

(h) Licenses. BTI and Mid-Atlantic have transferred to the Company all licenses necessary to conduct the Company’s operations as presently contemplated. No such license transferred to the Company will be terminated or impaired as a result of the transactions contemplated by this Agreement.

(i) Compliance with Laws. Except for violations which will not have, individually or in the aggregate, a material adverse effect on the Company, neither BTI nor Mid-Atlantic nor any of their Affiliates is in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

(j) Intellectual Property.

(i) BTI and Mid-Atlantic have transferred to the Company, all of the Intellectual Property (as defined in Appendix I) owned or controlled by BTI and Mid-Atlantic and their respective Affiliates that is needed by the Company in the conduct of the operations of the Company and there are no other items of Intellectual Property owned or controlled by BTI or Mid-Atlantic or its Affiliates that are material to the Company or the operations of the Company. Section 14.2(j) of Exhibit G lists each item of Intellectual Property which has been contributed to the Company by BTI or Mid-Atlantic (the “Intellectual Property

Rights”) specifying as to each (if applicable): (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property and Intellectual Property Right; (C) the jurisdictions by or in which such Intellectual Property and Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; (D) material licenses, sublicenses and other agreements as to which BTI or Mid-Atlantic is a party and pursuant to which any Person is authorized to use such Intellectual Property and Intellectual Property Right including the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof; and (E) a list of all licenses or other agreements that relate in any way to the Intellectual Property Rights. Except as set forth in section 14.2(j) of Exhibit G, BTI and Mid-Atlantic represent that the Company is the sole and exclusive owner of, with all right, title and interest in and to, free and clear of any lien or security interest, the Intellectual Property Rights described therein and has sole and exclusive right (without being contractually obligated’ to pay any consideration to or otherwise account to any third party with respect thereof) to use the subject matter of such Intellectual Property Rights in connection with the Business.

(ii) Except as set forth in section 14.2(j) of Exhibit G, neither BTI nor Mid-Atlantic nor any of their Affiliates has any writings relating to the Business for which a claim for copyright has been recorded or is pending which has not been transferred or otherwise assigned to the Company.

(iii) Except as set forth in section 14.2(j) of Exhibit G, neither BTI nor Mid-Atlantic nor any of their respective Affiliates (A) has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding not finally terminated prior to the Effective Date involving a claim of infringement of any Intellectual Property which has been transferred, assigned or otherwise licensed to the Company, (B) has any knowledge of any such charge or claim, (C) has any knowledge of any infringement by any other Person on any of the Intellectual Property Rights, or (D) has any knowledge and has received any notice, claim, threat or suit alleging, that any product, composition, method, or process (or any component of any of the foregoing) that is made, used, sold, offered for sale, or imported by BTI or Mid-Atlantic with respect to any Intellectual Property Right infringes on or conflicts with the Intellectual Property of any third party. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by BTI or Mid-Atlantic or any of their respective Affiliates or restricting the licensing thereof to the Company. Neither BTI nor Mid-Atlantic nor any of their respective Affiliates have entered into any agreement to indemnify any other Person against any charge of infringement of any of the Intellectual Property.

(iv) The consummation of the transactions contemplated by this Agreement will not contravene or constitute a default under, require the consent of any person pursuant to or otherwise result in the termination or impairment of (or permit any Person to terminate or otherwise impair) any Intellectual Property Right.

(k) Disclosure. To the knowledge of BTI and Mid-Atlantic, no representation or warranty in this section 14.2 or any Exhibit hereto or other Transaction Document contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

(l) Finders’ Fees. BTI and/or Mid-Atlantic have disclosed that they have a financial obligation to Highbank Advisors, LLC (“Highbank”) with respect to the establishment of the Company, and it is acknowledged that the Company shall have no obligation to make any payment to Highbank or any other investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(m) Tax Treatment. Each Cash Payment shall be treated as a payment in exchange for property of the Member receiving the payment under Treas. Reg. § 1.707-3.

ARTICLE XV

INDEMNIFICATION

15.1 Indemnification as to Actions or Omissions in Company’s Business. Except to the extent otherwise provided in this Agreement, the Company shall defend, indemnify and hold harmless, and will advance expenses to, the Members, the chairman of the Board of Managers and the secretary to the Board of Managers, the Representatives and the Officers (collectively, “Indemnitees”), from any loss, claim, liability, damage, expense (including reasonable legal fees and expenses), demands, actions, suits or proceedings, civil, criminal, administrative or investigative (together, “Claims”) incurred or suffered by any such Indemnitee with respect to any third party claim by reason of any act performed or omitted to be performed, or alleged to have been performed or omitted by such Indemnitees pursuant to this Agreement in connection with the Business of the Company after the Effective Date; provided that, such Indemnitee may not receive indemnification hereunder with respect to any Claim as to which the Indemnitee is adjudged by a final nonappealable decision of a court of competent jurisdiction to have acted in or with fraud, bad faith, gross negligence or willful misconduct. Any such indemnification will be made promptly following the fixing of the loss, liability or damage incurred or suffered by final nonappealable decision, settlement, contract or otherwise (except that any attorneys’ fees and the expenses of defense may be paid as incurred). In no event will any Member be required to make an additional Capital Contribution to carry out this indemnification. Any such indemnity shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

15.2 Procedure for Indemnification.

(a) Each Indemnitee pursuant to section 15.1 shall give prompt written notice to the Company of any potential Claim or event known to it which does or may give rise to indemnification hereunder, stating the nature and basis of said potential Claim or events and the amounts thereof, to the extent known. Notwithstanding the foregoing, failure to give prompt written notice pursuant to this section shall not cause an Indemnitee or Member to lose its rights to indemnification hereunder except to the extent that the Company or other Member can establish that it has been harmed by such delay.

(b) In the event of any Claim under section 15.1, the Indemnitee shall give the Company written notice of such Claim, with a copy of the Claim, process and legal pleadings with respect thereto.

(c) As a condition to the receipt of any indemnification payment hereunder, the Indemnitee shall provide a complete and absolute release with respect to the subject matter of the indemnification to the Company and the other Members.

(d) Attorneys’ fees for Claims shall be allocated as follows: (i) for matters required to be settled by arbitration under this Agreement, all costs, expenses, fees and attorneys’ fees shall be allocated pursuant to section 16.2(d); and (ii) for matters not subject to arbitration under this Agreement, the prevailing party (or parties) in any Claim, which is adjudged by a final nonappealable decision of a court of competent jurisdiction, shall be entitled to full and prompt reimbursement of its (or their) costs, expenses, fees, and attorneys’ fees from the nonprevailing party (or if there are multiple nonprevailing parties, the aggregate amount of the reimbursement payable to the prevailing party or parties, shall be made proportionately based on each nonprevailing party’s liability on the Claim to the total liability of the Claim.

15.3 Survival. The provisions of this Article shall survive dissolution and liquidation of the Company and shall survive termination of this Agreement for any reason. The representations and warranties of the parties contained in Article XIV or in any certificate or other writing delivered pursuant to Article XIV shall survive the Effective Date and continue in full force and effect for a period of eighteen (18) months thereafter. Notwithstanding the foregoing and without limiting any of the provisions of the previous sentence, the respective representations and warranties of BTI, Mid-Atlantic and ADS/V contained in section 14.1 (b), (c), (d) and (h) and section 14.2 (b), (d), (e), (j) and (l) shall survive without limitation. All covenants and other agreements of the parties included in this Agreement shall survive the Effective Date except as indicated herein.

ARTICLE XVI

MISCELLANEOUS

16.1 Notices. Any and all notices or other communications shall be sent to any Member at the address listed in Exhibit A, unless the Company and the other Member is notified in writing of any change of address. Notices or other communications will be deemed to have been given only when hand delivered, sent by facsimile or e-mail with receipt confirmed by telephone, or sent by recognized overnight delivery service.

16.2 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) Except for defaults relating to payments as provided for in any of the Transaction Documents or in connection with pursuit of any equitable remedy, any dispute, deadlock, controversy or claim arising out of, relating to or in connection with any of the Transaction Documents, including any question regarding the existence, validity or termination, or a breach thereof but excluding any breaches for payments under such agreements (hereafter, each such dispute, deadlock, controversy, claim or breach, a “Dispute”), shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect on the date of this Agreement. A Member desiring to submit a Dispute arising out of, relating to or in connection with this Agreement to arbitration shall give written notice to such effect to the other Member(s) and to the AAA.

(c) Any and all arbitrations shall take place in Baltimore, Maryland, or at such other place as the parties may mutually agree, before a single arbitrator. The AAA shall designate the arbitrator for each arbitration proceeding.

(d) As part of the award, the arbitrator shall have the authority to allocate to either party all or a portion of the costs, fees and expenses incurred by the other party in connection with the arbitration and in the preparation for the arbitration, including (a) reasonable attorney’s fees and expenses, (b) the AAA’s administrative fees and expenses, and (c) the fees and expenses of the arbitrators. Except as provided above, each party to the arbitration shall equally bear the fees and expenses of the arbitration proceeding, including those of the arbitrator and the AAA, and each party shall be responsible for any legal fees incurred by it in connection with any arbitration.

(e) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(f) The arbitrator shall have the authority to grant prejudgment injunctive or interim relief. Direct testimony may be submitted by sworn affidavit, written question and answer or oral testimony. Reasonable discovery shall be permitted. The decision of the arbitrator shall be rendered as expeditiously as possible. Any award shall set forth the factual and legal grounds upon which it is based. The arbitrator shall not have any authority to award special, exemplary, indirect, consequential or punitive damages.

(g) The award may be made public only with the written consent of all parties to the arbitration; provided, however, that any ruling or award may be cited in any subsequent dispute. The factual findings of the arbitrator shall be final and binding on the parties to the arbitration and shall not be subject to judicial review. In any proceeding to vacate or confirm the award, the reviewing court shall have full jurisdiction to review and correct errors of law as if sitting in review of the decision of a lower court. Subject to the review permitted by the preceding sentence, judgment on any award or determination rendered by the arbitrator may be entered in any a court having jurisdiction thereof, and the parties to the arbitration authorize any such court to enter judgment on the award or determination.

(h) Each of the Members hereby undertakes to carry out without delay the provisions of any arbitration award or decision, if applicable to it.

(i) Except as expressly provided above to the contrary or in connection with pursuit of an equitable remedy, each Member agrees that arbitration under this section 16.2 is the exclusive method for resolving any Dispute with respect to this Agreement and that it will not commence any action or proceeding based on a Dispute, except to enforce an arbitrator’s decisions as provided in this section 16.2 or to compel the other Member to participate in arbitration under this section 16.2 or to vacate or confirm the award as provided in this section 16.2.

16.3 Business Practices. Each Member, Representative, Officer and the Company (for itself and any subsidiaries) in the performance of their obligations and in the conduct of the Business shall comply in all material respects with all relevant laws and regulations (including licensing requirements and requirements for government approvals) of the United States of America, and of any country in which the Company or a subsidiary does business. Each of the Members shall cooperate with the other and with the Company in meeting this obligation. In no event shall any Member, Representative, Officer or the Company or its subsidiaries be obligated under this Agreement to take any action or omit to take any action that any such person believes, in good faith, would cause him or it, or its stockholders, members, partners, managers, directors, officers, employees, agents or Representative to be in violation of any applicable laws or regulations including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended.

16.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

16.5 Language Conventions; Captions. Words of any gender used in this Agreement include any other gender, and words of the singular number include the plural (and vice-versa), when the sense requires. The captions to each Article and section are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect it.

16.6 Entire Agreement. This Agreement and the remaining Transaction Documents together contain the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not described herein or therein.

16.7 Provisions Severable. This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or entity or circumstance, are for any reason and to any extent invalid or unenforceable, such provision shall be enforced to the greatest extent permitted by law in the applicable jurisdiction or circumstance and the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

16.8 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.

16.9 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

16.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.11 Facsimile/Scanned PDF Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier or by scanned PDF is to be treated as an original document. The signature of any party on such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this section 16.11.

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IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in section 1.2.

ADS VENTURES, INC.		BAYSAVER TECHNOLOGIES, INC.

By:	/s/ Joseph A. Chlapaty	By:	/s/ Thomas E. Pank
Name and Title: Joseph A. Chlapaty, President		Name and Title: Thomas E. Pank, President
Date: 7/15/13		Date: 7/15/13

MID ATLANTIC STORM WATER RESEARCH CENTER, INC.

By:	/s/ Thomas E. Pank
Name and Title: Thomas E. Pank, President
Date: 7/15/13

EXHIBIT A

Address of Principal Place of Business		Name and Address of Registered Agent of the Company for Service of Process
BaySaver Technologies, LLC 1010 Deer Hollow Drive Mount Airy, Maryland 21771 Attn: Dan Hurdis and Ron Vitarelli		Corporation Trust Company 1209 Orange Street Wilmington, DE 19801

Name and Business Address of ADS/V	Percentage Interest	Number of Units
ADS Ventures, Inc. Attn: Joseph A. Chlapaty, President 4640 Trueman Blvd. Hilliard, OH 43026	55%	55

Name and Business Address of BTI	Percentage Interest	Number of Units
BaySaver Technologies, Inc. Attn: Thomas Pank, President	tbd%	tbd

Name and Business Address of Mid-Atlantic	Percentage Interest	Number of Units
Mid-Atlantic Storm Water Research Center, Inc. Attn: Thomas Pank, President	tbd%	tbd

A-1

EXHIBIT B

List of Initial Contributions and Initial Assets

Description of Initial Assets and Initial Contributions

[To be completed prior to the first Board Meeting of the Company]

B-1

EXHIBIT C

List of Assumed Liabilities

None

C-1

APPENDIX I

The capitalized terms used in the body of this Agreement have the meanings set forth below or in the provision referenced below, where such term appears in boldface print. Defined terms used in only one section of the Agreement may not be listed below.

“AAA” is defined in section 16.2(b).

“Act” is defined in the preamble.

“ADS” is defined in section 2.2.

“ADS/V” is defined in section 2.2.

“ADS/V Notice of Election” is defined in section 6.2(b).

“ADS/V Representatives” is defined in section 4.1(a).

“ADS Water Quality Separator Business” means ADS’ business relating to the marketing and sale of water quality filters and separators used in the removal of sediment and pollution from storm water but shall specifically exclude ADS’ StormTech, FlexStorm, Nyloplast and geotextiles businesses and products and services related to these excluded businesses.

“Adjusted Capital Account Balance” is defined in Appendix II.

“Affiliate” means (i) any Person that controls, is controlled by, or is under common control with, any Member, directly or indirectly; and (ii) any Person that controls, is controlled by, or is under common control with, any Person identified by clause (i). For purposes of this definition, “control” shall be defined as in the Securities Act of 1933, and no Member shall be deemed to be an Affiliate of any other Member except that BTI and Mid-Atlantic shall be deemed “affiliates” hereunder.

“Agreement” is defined in the preamble.

“Assignment Agreement” is defined in section 13.4.

“Assumed Liabilities” is defined in section 2.2(b).

“Board of Managers” is defined in section 4.1(a).

“BTI/Mid-Atlantic Notice of Election” is defined in section 6.2(b).

“BTI/Mid-Atlantic Representatives” is defined in section 4.1(a).

“Budget” is defined in section 5.2(b).

“Business” is defined in section 2.1.

App. I-1

“Capital Account” is defined in section 8.3.

“Capital Contributions” is defined in section 7.1.

“Carrying Value” is defined in Appendix II.

“Certificate” is defined in section 1.2.

“Change in Control” means any of the following events: (a) a Member or ADS enters into an agreement to merge, consolidate or reorganize into or with a Person, and as a result of such merger, consolidation or reorganization, 50% or more of the combined voting power of the then-outstanding ownership interests of such Person immediately after such transaction will be held in the aggregate by Persons other than those who were the holders of 50% or more of the beneficial interest in voting securities of such Member or ADS, as the case may be, immediately prior to such transaction; (b) a Member or ADS enters into an agreement to sell or otherwise transfer all or substantially all of its assets to any Person, and after such sale or transfer, 50% or more of the combined voting power of the then-outstanding securities of such Person immediately after such transaction will be held in the aggregate by Persons other than those who were the holders of 50% or more of the beneficial interests in the voting securities of such Member or ADS, as the case may be, immediately prior to such sale or transfer; (c) during any continuous 12-month period, stockholders of a Member or ADS sell or enter into an agreement or agreements to sell to a Person, interests of such Member or ADS, representing 50% or more of the combined voting power of such Member or ADS, as applicable, at the beginning of such 12-month period; (d) a Member or ADS makes an assignment for the benefit of creditors; (e) a Member or ADS applies to any tribunal for the appointment of a trustee or receiver of such Member or ADS or of any substantial part of the assets of such Member or ADS, or a Member or ADS commences any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect; or (1) any petition or application is filed, or any proceedings are commenced against a Member or ADS seeking the adjudication of such Member or ADS as bankrupt and such Member or ADS by any act indicates its admission or consent thereto, or acquiescence therein, or any order is entered appointing a trustee or receiver, or adjudicating a Member or ADS bankrupt or insolvent, or approving the petition in any such proceedings and such order remains unstayed or undischarged for more than 90 days. For purposes of this Agreement, the death or disability of Thomas Pank shall constitute a Change of Control of any Member under control of Pank at the time of his death or disability.

“Claims” is defined in section 15.1.

“Code” is defined in section 4.7.

“Company” is defined in section 1.1. References to the Company will be deemed to include its subsidiaries unless the context clearly requires otherwise.

App. I-2

References to the “Company and its subsidiaries” in some places is not intended to exclude subsidiaries from references to the “Company” alone.

“Company Balance Sheet” is defined in section 3.9.

“Contracts” is defined in section 14.2(g).

“Control” as used in section 13.5 of this Agreement means the retention of at least 50% or more of the total outstanding voting interests by Pank (or any immediate family member of Pank in the case of Pank’s disability or death) of AccuBid, or any successor or parent of AccuBid.

“Depreciation” is defined in section 8.4(c).

“Dispute” is defined in section 16.2(b).

“EBITDA” means the Company’s earnings before the deduction of interest, taxes, depreciation and amortization expenses and other non-recurring or non-operating expenses or charges. For purposes of this Agreement, annual research and development expenses of the Company in excess of $100,000 will be added back to EBITDA.

“Effective Date” is defined in section 1.2.

“First Two-Year Period” is defined in section 4.2(b).

“Fiscal Year” is defined in section 8.1, and, where the context requires, shall include a portion of a Fiscal Year.

“HIL Business” means ADS’ Hydro International (HIL) Business.

“Indemnitees” is defined in section 15.1.

“Initial Assets” is defined in section 2.2.

“Intellectual Property” means all patents and patent applications; registered and common law trademarks and service marks (and all registrations or applications for such marks), trade names, service names, brand names, and trade dress (and the goodwill associated with all of the foregoing, if any); registered and unregistered copyrights; trade secrets, formulas, designs, know-how, unpatented inventions, mask works, and any other similar type of proprietary intellectual property rights.

“Intellectual Property Rights” is defined in section 14.2(m).

“IRS” is defined in Appendix II.

“License Agreement” is defined in section 13.3.

“Liquidating Members” is defined in section 11.2(a).

App. I-3

“Liquidating Trustee” is defined in section 11.3.

“Losses” is defined in section 8.4(c).

“Major Matters” is defined in section 3.2.

“Member Nonrecourse Debt” is defined in Appendix II.

“Member Nonrecourse Debt Minimum Gain” is defined in Appendix II.

“Member Nonrecourse Deductions” is defined in Appendix II.

“Members” is defined in section 3.1.

“Minimum Gain” is defined in Appendix II.

“Net Income” means the Company’s earnings after any taxes paid by the Company and less any interest expense paid by the Company.

“Noncompete Agreement” is defined in section 3.7.

“Nonrecourse Deductions” is defined in Appendix II.

“Nonrecourse Liability” is defined in Appendix II.

“Officers” is defined in section 5.1.

“Percentage Interests” is defined in section 8.4(a).

“Person” means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or any similar entity organized under foreign law.

“Profits” is defined in section 8.4(c).

“Purchasing Member” is defined in section 6.1.

“Representative” and “Representatives” are defined in section 4.1(a).

“Second Two-Year Period” is defined in section 4.2(b).

“Selling Members” is defined in section 6.1.

“Tax Matters Member” is defined in section 4.7.

“Transaction Documents” is defined in section 14.1(a).

“Transfer” is defined in section 9.1.

“Treasury Regulations” and “Treas. Reg.” are defined in section 4.7.

“Units” is defined in section 8.4(a).

App. I-4

APPENDIX II

TAX PROVISIONS

The following provisions apply for all purposes of this Agreement.

1.0 Allocations Required by Treasury Regulations.

(a) Subject to the exceptions set forth in Treas. Reg. §§1.704-2(f)(2)—(5), if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704-2(b)(2) and (f) and shall be interpreted consistently therewith.

(b) Subject to the exceptions set forth in Treas. Reg. § 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2(i)(3), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. § 1.704 2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.” “Member Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for “partner nonrecourse debt.”

(c) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficits in its Adjusted Capital Account Balance created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this section 1.0(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this section 1.0(c) were not in the Agreement. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. § 1.704-1 (b)(2)(ii)(d), and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Member as of the end of the relevant Fiscal Year of the Company, after giving effect to the following: (i) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. § l.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit to such capital account the

App. II-1

items described in Treas. Reg. § 1.704-1 (b)(2)(ii)(d)(4), (5) and (6). The allocations set forth in this section 1.0 are intended to comply with certain requirements of Treasury Regulations promulgated under Code Section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction to each Member so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits, Losses, and other items and such allocations to each Member shall be equal to the net amount that would have been allocated to each Member if such allocations had not been made.

(d) Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Percentage Interests. “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. § 1.704 2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year of the Company equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. § 1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. § 1.704-2(b)(3).

(e) Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(1). “Member Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. § 1.704-2(i)(2) for “partner nonrecourse deductions.” For any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during the year, if any, in the amount of Member Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Member Nonrecourse Debt Minimum Gain.

2.0 Rules of Application.

(a) Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the Fiscal Year of the Company, except that (i) gains and losses arising from the disposition of assets shall be taken into account as of the date thereof, and (ii) with the consent of the Board of Managers and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.

(b) To the extent any payments in the nature of fees paid to a Member are finally determined to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.

App. II-2

(c) Losses may not be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event Losses will first be allocated to Members with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses are allocated pursuant to this paragraph, Profits will thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses.

(d) The allocation of Profits and Losses to any Member shall be deemed to be an allocation to that Member of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.

(e) To the extent that a Member is imputed income for federal income tax purposes, the Board of Managers may specially allocate to such Member any Company deduction resulting from such deemed payment, as the Board of Managers determines to be appropriate and consistent with the requirements of Code Section 704(b) and the Treasury Regulations thereunder.

3.0 Rules Concerning Calculations of Profits and Losses and Code Section 704(c) Tax Allocations.

(f) For purposes of computing Profits and Losses, “Carrying Value” means (i) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (ii) with respect to property the book value of which is adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined pursuant to sections 3.0 or (e) and (iii) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

(g) Upon the occurrence of any of the following events, the Carrying Value of Company property will be adjusted to its fair market value, as determined by the Board of Managers:

(i) The acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis contribution of money or property;

(ii) The distribution by the Company to a continuing or retiring Member of more than a de minimis amount of property or money in consideration for an interest in the Company; or

(iii) The “liquidation” of the Company within the meaning of Treas. Reg. §1.704-l(b)(2)(ii)(g).

The revaluation of the Company property referred to in the immediately preceding sentence shall be made in accordance with Treas. Reg. §1.704-l(b)(2)(iv)(f).

(h) Upon an issuance of additional interests in the Company for cash or contributed property, the Carrying Value of all Company properties will, immediately prior to issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such

App. II-3

property at the fair market value thereof immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to section 8.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties will be determined by the Board of Managers using such reasonable methods of valuation as it may adopt.

(i) Immediately prior to the distribution of any Company property in liquidation of the Company or in redemption of all or part of any Member’s interest in the Company, the Carrying Values of all Company properties will be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to section 8.4 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties will be determined by the Board of Managers using such reasonable methods of valuation as it may adopt.

(j) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the Board of Managers.

(k) In the event the Carrying Value of any Company asset is adjusted as described in paragraph (c) or (d) above, subsequent allocations of income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.

(l) A transferee of a Company interest will succeed to the Capital Account relating to the Company interest transferred.

4.0 Tax Matters Member

(m) The Tax Matters Member shall be the “tax matters partner” (as defined in Code Section 6231) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities and to take all necessary actions in connection therewith, including granting powers of attorney, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. The Tax Matters Member shall cause the Company to prepare all income and other tax returns of the Company and all subsidiaries, in accordance with this Agreement, and shall cause the same to be filed in a timely manner. The Tax Matters Member shall cause Schedule K-1 to be delivered no later than 90 days after the end of the Fiscal Year. The Tax Matters Member is authorized to take any action that it determines to be necessary to comply with the requirements of Code Sections 1441, 1442, 1445 or 1446 with respect to

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withholding certain amounts with respect to payments or distributions to a Member who is not a U.S. person (as defined in Code Section 7701) or withholding of certain amounts with respect to the sale of a “United States real property interest” (as defined in Code Section 897) or with respect to any withholding requirements of foreign law applicable to income or distributions from any subsidiary of the Company. The Tax Matters Member shall not be liable to the Company or the other Members for any action it takes or fails to take in connection with any such judicial or administrative proceeding, including, without limitation, the agreement to or failure to agree to a settlement or the extension of, or failure to extend the relevant statutes of limitations, unless such action or failure constitutes willful misconduct, fraud, or gross negligence.

(n) The Tax Matters Member shall keep the Members and Representatives advised of any dispute the Company may have with any federal, state or local taxing authority and shall afford the Members the right to participate directly in negotiations with any such taxing authority, at such Members’ own expense, in an effort to resolve any such dispute.

(o) In the case of a Transfer by ADS/V or BTI or Mid-Atlantic of any or all of its respective Units to an Affiliate, ADS/V or BTI or Mid-Atlantic, as the case may be, shall have the right to cause the Company to make an election under Code Section 754.

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